Exhibit 99.1

PennyMac Mortgage Investment Trust Reports

Third Quarter 2023 Results

WESTLAKE VILLAGE, Calif. – October 26, 2023 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net income attributable to common shareholders of $51.0 million, or $0.51 per common share on a diluted basis for the third quarter of 2023, on net investment income of $163.4 million. PMT previously announced a cash dividend for the third quarter of 2023 of $0.40 per common share of beneficial interest, which was declared on August 31, 2023, and will be paid on October 27, 2023, to common shareholders of record as of October 13, 2023.

Third Quarter 2023 Highlights

Financial results:

•	Net income attributable to common shareholders of $51.0 million, up from $14.2 million in the prior quarter

¡	Strong performance across all segments partially offset by tax impacts

•	Book value per common share increased to $16.01 at September 30, 2023, from $15.81 at June 30, 2023

Other investment highlights:

•	Investment activity driven by correspondent production volumes

¡

Conventional correspondent loan production volumes for PMT’s account totaled $2.8 billion in unpaid principal balance (UPB), down 9 percent from the prior quarter and 73 percent from the third quarter of 2022 as a result of the sale of a large percentage of conventional loans to PennyMac Financial Services, Inc. (NYSE: PFSI)

—  Resulted in the creation of $59 million in new mortgage servicing rights (MSRs)

•	Invested $64 million into opportunistic investments throughout the quarter

¡	$7 million into government-sponsored enterprise (GSE) credit risk transfer (CRT) bonds

¡	$58 million into senior mezzanine bonds from investor loan and jumbo securitizations

•	Upsized previously-issued term loan due May 2028 to $370 million from $155 million

•	Redeemed $450 million in FMSR term notes due April 2025

•	Issued $54 million of 5-year unsecured senior notes due September 2028

“PMT produced a 14 percent annualized return on equity in the third quarter, reflecting strong financial results and growth in book value per share from the prior quarter,” said Chairman and CEO David Spector. “Meaningful income contributions from all three of PMT’s investment strategies were partially offset by a provision for income taxes driven by fair value gains in its taxable REIT subsidiary. The long-term return potential of PMT’s core assets, our seasoned MSR and CRT portfolios, remains strong, supported by low rate mortgages with strong credit characteristics and significant home equity that underlie these investments. Additionally, with the expectation that interest rates remain higher for longer, we expect the runoff of these portfolios to remain low, driving strong expected risk-adjusted returns for PMT over a longer period of time.”

Mr. Spector continued, “In the third quarter, we also took several steps to further strengthen PMT’s balance sheet. These included the upsize of a previously-issued Fannie Mae term loan, the redemption of Fannie Mae term notes due in 2025, and the opportunistic issuance of unsecured senior debt at very attractive terms. With a seasoned investment portfolio and a run-rate return potential that has increased from last quarter due to a steeper yield curve, I remain enthusiastic for PMT’s financial performance in the future.”

The following table presents the contributions of PMT’s segments, consisting of Credit Sensitive Strategies, Interest Rate Sensitive Strategies, Correspondent Production, and Corporate:

	Quarter ended September 30, 2023

	Credit sensitive strategies	Interest rate sensitive strategies	Correspondent production	Corporate	Consolidated

	(in thousands)
Net investment income:
Net loan servicing fees	$-	$281,298	$-	$-	$281,298
Net gains on loans acquired for sale	-	-	13,558	-	13,558
Net gains (losses) on investments and financings
Mortgage-backed securities	10,756	(154,787)	-	-	(144,031)
Loans at fair value
Held by VIEs	(2,079)	6,471	-	-	4,392
Distressed	(59)	-	-	-	(59)
CRT investments	30,154	-	-	-	30,154

	38,772	(148,316)	-	-	(109,544)
Net interest income (expense):
Interest income	26,235	114,430	14,656	3,605	158,926
Interest expense	23,235	142,942	16,388	1,353	183,918

	3,000	(28,512)	(1,732)	2,252	(24,992)
Other	(251)	-	3,360	-	3,109

	41,521	104,470	15,186	2,252	163,429

Expenses:
Loan fulfillment and servicing fees payable to PennyMac Financial Services, Inc.	33	20,224	5,531	-	25,788
Management fees payable to PennyMac Financial Services, Inc.	-	-	-	7,175	7,175
Other	492	2,683	809	8,062	12,046

	$525	$22,907	$6,340	$15,237	$45,009

Pretax income (loss)	$40,996	$81,563	$8,846	$(12,985)	$118,420

Credit Sensitive Strategies Segment

The Credit Sensitive Strategies segment primarily includes results from PMT’s organically-created GSE CRT investments, opportunistic investments in GSE CRT, investments in non-agency subordinate bonds from private-label securitizations of PMT’s production and legacy investments. Pretax income for the segment was $41.0 million on net investment income of $41.5 million, compared to pretax income of $71.1 million on net investment income of $72.0 million in the prior quarter.

Net gains on investments in the segment were $38.8 million, compared to $68.7 million in the prior quarter. These net gains include $30.2 million of gains on PMT’s organically-created GSE CRT investments, $10.8 million in gains on other acquired subordinate CRT mortgage-backed securities (MBS) and $2.1 million of losses on investments from non-agency subordinate bonds from PMT’s production.

Net gains on PMT’s organically-created CRT investments for the quarter were $30.2 million, compared to $60.5 million in the prior quarter. These net gains include $14.6 million in valuation-related gains, which reflected the impact of credit spread tightening in the third quarter. The prior quarter included $43.0 million of such gains. Net gains on PMT’s organically-created CRT investments also included $16.1 million in realized gains and carry, compared to $17.9 million in the prior quarter. Realized losses during the quarter were $0.5 million.

Net interest income for the segment totaled $3.0 million, compared to $3.4 million in the prior quarter. Interest income totaled $26.2 million, up from $25.1 million in the prior quarter, primarily due to higher earnings rates on deposits securing CRT arrangements. Interest expense totaled $23.2 million, up from $21.8 million in the prior quarter, also due primarily to higher interest rates.

Segment expenses were $0.5 million.

Interest Rate Sensitive Strategies Segment

The Interest Rate Sensitive Strategies segment includes results from investments in MSRs, Agency MBS, non-Agency senior MBS and interest rate hedges. Pretax income for the segment was $81.6 million on net investment income of $104.5 million, compared to a pretax loss of $13.2 million on net investment income of $8.3 million in the prior quarter. The segment includes investments that typically have offsetting fair value exposures to changes in interest rates. For example, in a period with increasing interest rates, MSRs are expected to increase in fair value, whereas Agency pass-through and non-Agency senior MBS are expected to decrease in fair value.

The results in the Interest Rate Sensitive Strategies segment consist of net gains and losses on investments, net interest income and net loan servicing fees, as well as associated expenses.

Net losses on investments for the segment were $148.3 million, which primarily consisted of losses on MBS due to increasing interest rates.

Net loan servicing fees were $281.3 million, up from $108.8 million in the prior quarter. Net loan servicing fees included contractually specified servicing fees of $166.8 million and $3.8 million in other fees, reduced by $102.2 million in realization of MSR cash flows, down slightly from $103.0 million in the prior quarter. Net loan servicing fees also included $263.1 million in fair value increases of MSRs due to higher market interest rates, $50.7 million in hedging losses, and $0.5 million of MSR recapture income. PMT’s hedging activities are intended to manage its net exposure across all interest rate sensitive strategies, which include MSRs, MBS and related tax impacts.

The following schedule details net loan servicing fees:

	Quarter ended

	September 30, 2023	June 30, 2023	September 30, 2022

	(in thousands)

From non-affiliates:

Contractually specified	$166,809	$165,499	$162,987

Other fees	3,752	6,826	4,246

Effect of MSRs:

Change in fair value

Realization of cashflows	(102,213)	(103,043)	(95,756)

Due to changes in valuation inputs used in valuation model	263,139	15,046	162,730

	160,926	(87,997)	66,974

Hedging results	(50,689)	23,996	154,269

	110,237	(64,001)	221,243

	280,798	108,324	388,476

From PFSI—MSR recapture income	500	509	1,648

Net loan servicing fees	$281,298	$108,833	$390,124

Net interest expense for the segment was $28.5 million versus $29.3 million in the prior quarter. Interest income totaled $114.4 million, up from $108.7 million in the prior quarter primarily due to increased placement fee income on custodial balances. Interest expense totaled $143.0 million, up from $138.0 million in the prior quarter primarily due to higher financing costs driven by higher short-term interest rates.

Segment expenses were $22.9 million, up slightly from $21.5 million in the prior quarter.

Correspondent Production Segment

PMT acquires newly originated loans from correspondent sellers and typically sells or securitizes the loans, resulting in current-period income and additions to its investments in MSRs related to a portion of its production. PMT’s Correspondent Production segment generated pretax income of $8.8 million in the third quarter, up from $1.4 million in the prior quarter.

Through its correspondent production activities, PMT acquired a total of $21.5 billion in UPB of loans, up 2 percent from the prior quarter and down 4 percent from the third quarter of 2022. Of total correspondent acquisitions, government-insured or guaranteed acquisitions totaled $8.8 billion, down 21 percent from the prior quarter, and conventional conforming acquisitions totaled $12.7 billion, up 26 percent from the prior quarter. $2.8 billion of conventional volume was for PMT’s account, down 9 percent from the prior quarter due to a higher percentage of conventional loans sold to PFSI. The remaining $9.9 billion of conventional volume was for PFSI’s account. Interest rate lock commitments on conventional loans for PMT’s account totaled $3.5 billion, up 5 percent from the prior quarter.

Segment revenues were $15.2 million and included net gains on loans acquired for sale of $13.6 million, other income of $3.4 million, which primarily consists of volume-based origination fees, and net interest expense of $1.7 million. Net gains on loans acquired for sale in the quarter increased by $9.1 million from the prior quarter. The increase from the prior quarter was primarily due to higher margins. The prior quarter also included a negative impact of $4.5 million due to changes in GSE pricing. Interest income was $14.7 million, down from $25.7 million in the prior quarter, and interest expense was $16.4 million, down from $26.7 million in the prior quarter, both due to lower average financing balances for loans held for sale at fair value.

Segment expenses were $6.3 million, down slightly from the prior quarter. The weighted average fulfillment fee rate in the third quarter was 20 basis points, up from 18 basis points in the prior quarter.

Corporate Segment

The Corporate segment includes interest income from cash and short-term investments, management fees, and corporate expenses.

Segment revenues were $2.3 million, unchanged from the prior quarter. Management fees were $7.2 million, and other segment expenses were $8.1 million.

Taxes

PMT recorded a tax expense of $57.0 million, driven primarily by fair value gains on MSRs held in PMT’s taxable subsidiary.

***

Management’s slide presentation and accompanying materials will be available in the Investor Relations section of the Company’s website at pmt.pennymac.com after the market closes on Thursday, October 26, 2023. Management will also host a conference call and live audio webcast at 6:00 p.m. Eastern Time to review the Company’s financial results. The webcast can be accessed at pmt.pennymac.com, and a replay will be available shortly after its conclusion.

Individuals who are unable to access the website but would like to receive a copy of the materials should contact the Company’s Investor Relations department at 818.224.7028.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets. PMT is externally managed by PNMAC Capital Management, LLC, a wholly-owned subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI). Additional information about PennyMac Mortgage Investment Trust is available at pmt.pennymac.com.

Media	Investors

Kristyn Clark	Kevin Chamberlain

kristyn.clark@pennymac.com	Isaac Garden

805.395.9943	investorrelations@pennymac.com

818.224.7028

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: changes in interest rates; the Company’s ability to comply with various federal, state and local laws and regulations that govern its business; changes in the Company’s investment objectives or investment or operational strategies, including any new lines of business or new products and services that may subject it to additional risks; volatility in the Company’s industry, the debt or equity markets, the general economy or the real estate finance and real estate markets; events or circumstances which undermine confidence in the financial and housing markets or otherwise have a broad impact on financial and housing markets; changes in general business, economic, market, employment and domestic and international political conditions, or in consumer confidence and spending habits from those expected; the degree and nature of the Company’s competition; changes in real estate values, housing prices and housing sales; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in mortgage loans and mortgage-related assets that satisfy the Company’s investment objectives; the inherent difficulty in winning bids to acquire mortgage loans, and the Company’s success in doing so; the concentration of credit risks to which the Company is exposed; the Company’s dependence on its manager and servicer, potential conflicts of interest with such entities and their affiliates, and the performance of such entities; changes in personnel and lack of availability of qualified personnel at its manager, servicer or their affiliates; the availability, terms and deployment of short-term and long-term capital; the adequacy of the Company’s cash reserves and working capital; the Company’s ability to maintain the desired relationship between its financing and the interest rates and maturities of its assets; the timing and amount of cash flows, if any, from the Company’s investments; our substantial amount of indebtedness; the performance, financial condition and liquidity of borrowers; our exposure to risks of loss and disruptions in operations resulting from adverse weather conditions, man-made or natural disasters, climate change and pandemics; the ability of the Company’s servicer, which also provides the Company with fulfillment services, to approve and monitor correspondent sellers and underwrite loans to investor standards; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of the Company’s customers and counterparties; the Company’s indemnification and repurchase obligations in connection with mortgage loans it purchases and later sells or securitizes; the quality and enforceability of the collateral documentation evidencing the Company’s ownership and rights in the assets in which it invests; increased rates of delinquency, defaults and forbearances and/or decreased recovery rates on the Company’s investments; the performance of mortgage loans underlying mortgage-backed securities in which the Company retains credit risk; the Company’s ability to foreclose on its investments in a timely manner or at all; increased prepayments of the mortgages and other loans underlying the Company’s mortgage-backed securities or relating to the Company’s mortgage servicing rights and other investments; the degree to which the Company’s hedging strategies may or may not protect it from interest rate volatility; the effect of the accuracy of or changes in the estimates the Company makes about uncertainties, contingencies and asset and liability valuations when measuring and reporting upon the Company’s financial condition and results of operations; the Company’s ability to maintain appropriate internal control over financial reporting; technologies for loans and the Company’s ability to mitigate security risks and cyber intrusions; the Company’s ability to detect misconduct and fraud; developments in the secondary markets for the Company’s mortgage loan products; legislative and regulatory changes that impact the mortgage loan industry or housing market; regulatory or other changes that impact government agencies or government-sponsored entities, or such changes that increase the cost of doing business with such agencies or entities; legislative and regulatory changes that impact the business, operations or governance of mortgage lenders and/or publicly-traded companies; the Consumer Financial Protection Bureau and its issued and future rules and the enforcement thereof; changes in government support of homeownership; changes in government or government-sponsored home affordability programs; limitations imposed on the Company’s business and its ability to satisfy complex rules for it to qualify as a REIT for U.S. federal income tax purposes and qualify for an exclusion from the Investment Company Act of 1940 and the ability of certain of the Company’s subsidiaries to qualify as REITs or as taxable REIT subsidiaries for U.S. federal income tax purposes; changes in governmental regulations, accounting treatment, tax rates and similar matters; the Company’s ability to make distributions to its shareholders in the future; the Company’s failure to deal appropriately with issues that may give rise to reputational risk; and the Company’s organizational structure and certain requirements in its charter documents. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	For the Quarterly Periods Ended
	September 30, 2023	June 30, 2023	September 30, 2022

	(in thousands except share amounts)
ASSETS
Cash	$236,396	$238,805	$58,931
Short-term investments at fair value	150,059	242,037	352,343
Mortgage-backed securities at fair value	4,665,970	4,731,341	3,880,288
Loans acquired for sale at fair value	1,025,730	1,080,047	2,259,645
Loans at fair value	1,372,118	1,457,272	1,522,934
Derivative assets	29,750	29,012	74,659
Deposits securing credit risk transfer arrangements	1,237,294	1,269,558	1,369,236
Mortgage servicing rights at fair value	4,108,661	3,977,938	3,940,584
Servicing advances	93,614	112,743	81,399
Due from PennyMac Financial Services, Inc.	2,252	7,824	3,560
Other	301,492	238,345	402,361

Total assets	$13,223,336	$13,384,922	$13,945,940

LIABILITIES
Assets sold under agreements to repurchase	$6,020,716	$5,914,625	$6,409,796
Mortgage loan participation and sale agreements	23,991	34,787	16,999
Notes payable secured by credit risk transfer and mortgage servicing assets	2,825,591	3,158,407	2,829,160
Senior notes	599,754	547,767	545,521
Asset-backed financing of variable interest entities at fair value	1,279,059	1,361,108	1,424,473
Interest-only security payable at fair value	28,288	24,060	21,186
Derivative and credit risk transfer strip liabilities at fair value	140,494	98,038	351,383
Accounts payable and accrued liabilities	92,633	104,547	98,170
Due to PennyMac Financial Services, Inc.	27,613	25,046	32,306
Income taxes payable	202,967	147,972	160,117
Liability for losses under representations and warranties	33,152	37,069	39,498

Total liabilities	11,274,258	11,453,426	11,928,609

SHAREHOLDERS’ EQUITY
Preferred shares of beneficial interest	541,482	541,482	541,482
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding 86,760,408, 86,760,408 and 90,094,066 common shares, respectively	868	868	901
Additional paid-in capital	1,923,130	1,921,710	1,960,320
Accumulated deficit	(516,402)	(532,564)	(485,372)

Total shareholders’ equity	1,949,078	1,931,496	2,017,331

Total liabilities and shareholders’ equity	$13,223,336	$13,384,922	$13,945,940

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Quarterly Periods Ended
	September 30, 2023	June 30, 2023	September 30, 2022

	(in thousands, except per share amounts)
Investment Income
Net loan servicing fees:
From nonaffiliates
Servicing fees	$170,561	$172,325	$167,233
Change in fair value of mortgage servicing rights	160,926	(87,997)	66,974
Hedging results	(50,689)	23,996	154,269

	280,798	108,324	388,476
From PennyMac Financial Services, Inc.	500	509	1,648

	281,298	108,833	390,124
Net gains on loans acquired for sale	13,558	4,446	4,313
Loan origination fees	3,226	4,295	13,215
Net losses on investments and financings	(109,544)	(2,499)	(253,336)
Interest income	158,926	162,684	109,658
Interest expense	183,918	187,390	114,080

Net interest expense	(24,992)	(24,706)	(4,422)
Other	(117)	83	1,171

Net investment income	163,429	90,452	151,065

Expenses
Earned by PennyMac Financial Services, Inc.:
Loan servicing fees	20,257	20,317	20,247
Loan fulfillment fees	5,531	5,441	18,407
Management fees	7,175	7,078	7,731
Professional services	2,133	1,881	2,394
Compensation	1,961	1,279	1,368
Loan origination	710	897	2,430
Loan collection and liquidation	1,890	909	690
Safekeeping	467	1,124	2,986
Other	4,885	4,673	4,433

Total expenses	45,009	43,599	60,686

Income before provision for income taxes	118,420	46,853	90,379
Provision for income taxes	56,998	22,229	78,466

Net income	61,422	24,624	11,913
Dividends on preferred shares	10,455	10,454	10,455

Net income attributable to common shareholders	$50,967	$14,170	$1,458

Earnings per common share
Basic	$0.59	$0.16	$0.01
Diluted	$0.51	$0.16	$0.01
Weighted average shares outstanding
Basic	86,760	87,269	90,594
Diluted	111,088	87,269	90,594